iStar

Press Release

iStar Announces Redemption of 4.5% Series J Convertible Preferred Stock

Shares Remain Convertible Prior to Redemption Date

NEW YORK, November 22, 2019

iStar Inc. (NYSE: STAR) announced today that it has called for redemption all of the issued and outstanding 4.5% Series J Cumulative Redeemable Preferred Stock (the "Series J Shares"). The Series J Shares will be redeemed on December 23, 2019 (the "Redemption Date") at a price of $50.00 per share, plus accrued and unpaid dividends up to, and including, the Redemption Date (the "Redemption Price").

From and after the Redemption Date, dividends on the Series J Shares will cease to accrue and the only remaining right of the holders of the Series J Shares will be to receive payment of the Redemption Price.

The Series J Shares are convertible into shares of common stock of the company. The current conversion rate is 4.1250 shares of common stock per Series J Share. As of the close of business on November 22, 2019, there were 4.0 million shares of Series J Shares outstanding.

Holders of the Series J who wish to request to have their shares redeemed must surrender the shares to the redemption agent to collect the Redemption Price. The Company has designated Computershare Trust, N.A. to act as the redemption agent. Computershare also acts as the conversion agent for holders who wish to convert their Series J Shares. Questions regarding redemption and conversion of the Series J Shares may be directed to Computershare at the following address: Computershare, Mandatory Corporate Actions, 150 Royall St., Canton, MA 02021 (Overnight Mail) or Computershare, Mandatory Corporate Actions, 462 South Fourth Street, Suite 1600 Louisville, KY 40202 (Mail).

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing